Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: David Christensen, CFO
507-387-3355
Jennifer Spaude, Investor Relations
507-386-3765

HickoryTech Reports First Quarter 2013 Results
•	Total revenue increased 4 percent
•	Fiber and data revenue increased 24 percent
•	Strategic Broadband and Business Revenue represents 79 percent of total revenue

MANKATO, Minn., April 30, 2013 — HickoryTech Corporation (NASDAQ: HTCO) today reported revenue of $48.8 million for the first quarter ending March 31, 2013, an increase of 4 percent year over year.  Adjusted EBITDA, as defined by our credit agreement, totaled $11.5 million in the first quarter.

"We are executing on our strategy to grow fiber and data revenue, which increased 24 percent in first quarter as we focus on expanding our distribution networks and building fiber directly to our customers," said John Finke, HickoryTech's president and chief executive officer.  "We exceeded our solid first quarter revenue from last year and continue to make investments to drive future growth."

First quarter results include a pre-tax impairment charge of $630,000 related to a portion of the assets obtained with the IdeaOne acquisition.  The charge is related to a decision to remove a non-strategic wireless internet product from our Fargo market.  The charge, which totaled $380,000 after tax, negatively affected net income by approximately $0.03 per share.

Fiber and Data Segment (before inter-segment eliminations)
First quarter Fiber and Data revenue totaled $16.7 million, up 24 percent year over year.  This growth is the result of increased sales within retail and wholesale customer segments and a full quarter of IdeaOne operations following the March 2012 acquisition.
•	Costs and expenses for this segment totaled $15.0 million, up 36 percent.
•	Operating income totaled $1.6 million, down 30% year over year.
•	Net income totaled $961,000, down 31 percent year over year.

"We invested $2.9 million of capital in our Fiber and Data segment in the first quarter and are also investing in the resources to continue to support and grow this line of business," added Finke.

Equipment Segment (before inter-segment eliminations)
First quarter Equipment Segment revenue totaled $17.2 million, a 1 percent decrease year over year.
•	Equipment revenue was $15.4 million, even compared to a year ago, and Support Services revenue was $1.9 million, down 12 percent from first quarter 2012.
•	Equipment Segment operating income totaled $821,000, approximately the same as the prior year.
•	Net income totaled $485,000, even with the first quarter 2012.

Telecom Segment (before inter-segment eliminations)
First quarter Telecom Segment revenue totaled $15.6 million, down 6 percent from a year ago. Telecom results were affected by declines in network access, local service and bill processing revenue.
•	DSL subscribers increased 5 percent and Digital TV subscribers were up 6 percent; however, competitive price compression is impacting broadband revenue which was the same year over year.
•	Costs and expenses totaled $14 million, down 3 percent year over year.
•	Net income totaled $943,000, a 27 percent decrease compared to the first quarter 2012.

Total Capital expenditures in the first quarter were $5.8 million, compared with $3.6 million in the comparable quarter in 2012.

Depreciation and amortization expense increased $815,000, or 13 percent in the first quarter.  The increase is primarily attributed to increased capital expenditures associated with fiber network expansion and success-based capital expenditures associated with Fiber and Data revenue growth.

During the first quarter, the company purchased and retired approximately 53,000 shares of HickoryTech stock, at an average cost of $10.01 per share, as part of a previously authorized stock repurchase plan.

Debt Position
Long-term debt and current maturities, including capitalized leases, totaled $136.4 million as of March 31, 2013. The first quarter 2013 debt balance represents a year-over-year decrease of $5.5 million, as a result of the debt repayments made since the acquisition of IdeaOne Telecom.

Fiscal Outlook for 2013
HickoryTech confirms its previous fiscal 2013 outlook.  Revenue in 2013 is expected to be within a range of a 2 percent decline to a 3 percent increase as compared to 2012 revenue.  The company expects growth in business revenue to offset the majority of the declines in legacy Telecom services.  Net income is expected to be in a range of a 7 percent decline to a 14 percent increase versus 2012 net income.  Capital expenditures are expected to decline by 6 percent to 20 percent compared with 2012 and be between $24 million and $28.2 million.  EBITDA is expected to be in a range of a 2 percent to 8 percent increase as compared to 2012 EBITDA.  The company expects its year-end debt balance to be down 1 percent to 3 percent and be in a range of $133 million to $136 million.

Conference Call and Webcast
HickoryTech will hold a conference call and webcast on Wednesday, May 1, at 9 a.m. CT to review the company's first quarter 2013 results. The conference call dial-in number is 877-774-2369, conference ID 45481080.  A simultaneous webcast with audio and presentation will be available at http://investor.hickorytech.com.

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., HickoryTech has 500 employees and a five-state fiber network spanning more than 4,100 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  Enventis provides business IP voice, data and video solutions, MPLS networking, data center and managed hosted services and communication systems.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO.  For more information, visit www.hickorytech.com.

Non-GAAP Measures
To supplement the Company's financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance and position. The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of the Company's current financial performance, financial position and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company's performance and financial position. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

Forward-looking statement
 Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by law.

HickoryTech Corporation
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31%
(Dollars in thousands, except share data)	2013	2012	Change
Operating revenue:
Equipment	$15,364	$15,299	0%
Services	33,405	31,645	6%
Total operating revenue	48,769	46,944	4%

Costs and expenses:
Cost of sales, excluding depreciation and amortization	13,222	13,466	-2%
Cost of services, excluding depreciation and amortization	16,599	15,326	8%
Selling, general and administrative expenses	7,449	6,706	11%
Asset impairment	633	-
Depreciation and amortization	7,009	6,194	13%
Total costs and expenses	44,912	41,692	8%

Operating income	3,857	5,252	-27%

Interest and other income	2	20	-90%
Interest expense	(1,139)	(1,411)	-19%
Income before income taxes	2,720	3,861	-30%
Income tax provision	1,094	1,567	-30%

Net income	$1,626	$2,294	-29%

Basic earnings per share	$0.12	$0.17	-29%

Basic weighted average common shares outstanding	13,556,515	13,349,791

Diluted earnings per share	$0.12	$0.17	-29%

Diluted weighted average common and equivalent shares outstanding	13,578,429	13,405,357

Dividends per share	$0.145	$0.14	4%

HickoryTech Corporation
Consolidated Balance Sheets
(unaudited)

(Dollars and Share Data in Thousands)	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$4,306	$8,305
Receivables, net of allowance for doubtful accounts of $272 and $278	24,660	22,530
Inventories	7,254	8,379
Income taxes receivable	96	596
Deferred income taxes, net	1,735	1,887
Prepaid expenses	3,204	2,092
Other	724	1,399
Total current assets	41,979	45,188

Investments	3,396	3,213

Property, plant and equipment	442,402	437,623
Accumulated depreciation and amortization	(261,067)	(254,664)
Property, plant and equipment, net	181,335	182,959

Other assets:
Goodwill	29,028	29,028
Intangible assets, net	4,548	4,811
Deferred costs and other	3,139	3,105
Total other assets	36,715	36,944

Total assets	$263,425	$268,304

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$4,032	$5,818
Extended term payable	10,418	8,115
Deferred revenue	5,606	7,362
Accrued expenses and other	7,655	10,881
Current maturities of long-term obligations	1,648	1,648
Total current liabilities	29,359	33,824

Long-term liabilities:
Debt obligations, net of current maturities	134,723	135,133
Accrued income taxes	236	236
Deferred revenue	1,223	1,085
Financial derivative instruments	2,179	2,432
Accrued employee benefits and deferred compensation	12,688	12,481
Deferred income taxes	34,217	34,265
Total long-term liabilities	185,266	185,632

Total liabilities	214,625	219,456

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, $.10 stated value
Shares authorized: 100,000
Shares issued and outstanding: 13,553 in 2013 and 13,519 in 2012	1,355	1,352
Additional paid-in capital	16,316	15,950
Retained earnings	30,643	30,987
Accumulated other comprehensive (loss)	486	559
Total shareholders' equity	48,800	48,848

Total liabilities and shareholders' equity	$263,425	$268,304

Fiber and Data Segment
(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2013	2012	% Change
Revenue before intersegment eliminations:
Services	$16,471	$13,219	25%
Intersegment	213	193	10%
Total Fiber and Data revenue	16,684	13,412	24%

Cost of services (excluding depreciation and amortization)	8,257	6,595	25%
Selling, general and administrative expenses	3,360	2,506	34%
Asset impairment	633	-
Depreciation and amortization	2,796	1,966	42%
Total costs and expenses	15,046	11,067	36%

Operating income	$1,638	$2,345	-30%
Net income	$961	$1,395	-31%

Capital expenditures	$2,943	$1,965	50%

Equipment Segment
(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2013	2012	% Change
Revenue before intersegment eliminations:
Equipment	$15,364	$15,299	0%
Support Services	1,873	2,122	-12%
Total Equipment revenue	17,237	17,421	-1%

Cost of sales (excluding depreciation and amortization)	13,222	13,466	-2%
Cost of services (excluding depreciation and amortization)	1,695	1,712	-1%
Selling, general and administrative expenses	1,414	1,352	5%
Depreciation and amortization	85	71	20%
Total costs and expenses	16,416	16,601	-1%

Operating income	$821	$820	0%
Net income	$485	$486	0%

Capital expenditures	$558	$73	664%

Telecom Segment
(unaudited)

	Three Months Ended March 31%
(Dollars in thousands)	2013	2012	Change
Revenue before intersegment eliminations:
Local Service	$2,963	$3,429	-14%
Network Access	4,701	4,903	-4%
Broadband	5,005	5,002	0%
Directory	730	782	-7%
Long Distance	572	648	-12%
Bill Processing	813	1,205	-33%
Intersegment	573	410	40%
Other	277	335	-17%
Total Telecom revenue	$15,634	$16,714	-6%

Total Telecom revenue before intersegment eliminations
Unaffiliated Customers	$15,061	$16,304
Intersegment	573	410
	15,634	16,714

Cost of services (excluding depreciation and amortization)	7,375	7,561	-2%
Selling, general and administrative expenses	2,533	2,833	-11%
Depreciation and amortization	4,121	4,133	0%
Total costs and expenses	14,029	14,527	-3%

Operating income	$1,605	$2,187	-27%

Net income	$943	$1,299	-27%

Capital expenditures	$2,248	$1,596	41%

Key Metrics
Business access lines	20,016	21,954	-9%
Residential access lines	21,744	23,679	-8%
Total access lines	41,760	45,633	-8%
Long distance customers	29,741	31,498	-6%
Digital Subscriber Line customers	20,327	19,451	5%
Digital TV customers	10,910	10,247	6%

Reconciliation of Non-GAAP Measures
	Three Months Ended March 31
	2013	2012
(Dollars in thousands)
Reconciliation of consolidated net income to EBITDA:
Net income	$1,626	$2,294
Add:
Depreciation and amortization	7,009	6,194
Interest expense	1,139	1,411
Income taxes	1,094	1,567
EBITDA	$10,868	$11,466
Adjustments allowed under our credit agreement:
Asset impairment	633	-
Adjusted EBITDA as defined in our credit agreement	$11,501	$11,466

Twelve Months Ended
(Dollars in thousands)	December 31, 2012
Reconciliation of consolidated net income to EBITDA:
Net income	$8,298
Add:
Depreciation and amortization	26,746
Interest expense	5,749
Income taxes	5,383
EBITDA	$46,176
Adjustments allowed under our credit agreement:
IdeaOne Telecom Historical EBITDA (reflects two months)	833
Adjusted EBITDA as defined in our credit agreement	$47,009

	Year Ending
	December 31, 2013
(Dollars in thousands)	Guidance Range
Reconciliation of net income to 2013 EBITDA guidance:	Low	High
Projected net income	$7,700	$9,500
Add back:
Depreciation and amortization	29,000	28,500
Interest expense	5,000	5,500
Taxes	5,300	6,500
Projected EBITDA guidance	$47,000	$50,000

Prior Year EBITDA	$46,176	$46,176
% Change	+2%	+8%

	Three months ended
	Mar-13	Dec-12	Sep-12	Jun-12
(Dollars in thousands)
Reconciliation of consolidated net income to EBITDA:
Net income	$1,626	$2,525	$1,741	$1,738
Add:
Depreciation and amortization	7,009	6,951	6,869	6,732
Interest expense	1,139	1,114	1,625	1,599
Income taxes	1,094	1,458	1,194	1,164
EBITDA	$10,868	$12,048	$11,429	$11,233
Adjustments allowed under our credit agreement:
Asset impairment	633	-	-	-
Adjusted EBITDA as defined in our credit agreement	$11,501	$12,048	$11,429	$11,233

Debt to EBITDA ratio
Total outstanding debt as of March 31, 2013			$136,371
Adjusted EBITDA as defined in our credit agreement for the last (4) consecutive fiscal quarters as presented above			46,211
Debt to EBITDA ratio as of March 31, 2013			2.95